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Exhibit 99.1

CONSENT TO ACTION IN LIEU OF A MEETING OF
BANK OF THE NORTHWEST
COMPENSATION AND NOMINATING COMMITTEE

        Pursuant to Article III, Section 7 of the Bylaws of Bank of the Northwest (the "Bank") and the 1996 Stock Option Plan, the undersigned, being all of the members of the Compensation and Nominating Committee of the Bank hereby consent to the adoption of the following resolution and action without a meeting:

          WHEREAS, Bank of the Northwest (the "Bank") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Pacific Northwest Bancorp ("Pacific") and Pacific Northwest Bank on July 22, 2002;

          WHEREAS, it is anticipated that, upon consummation of the merger transaction (the "Merger"), outstanding stock options issued by the Bank that have not been exercised prior to the effective date of the Merger will be converted into stock options for Pacific common stock as set forth in the Merger Agreement; and

          WHEREAS, the compensation committee of the Bank (the "Compensation Committee") desires to select option (i) under Section 10.2.b of the Bank's Restated 1996 Restated Stock Incentive Plan (the "Plan") which provides for Outstanding Options (as defined in the Plan) to be converted into Options (as defined in the Plan) to purchase stock in Pacific;

          NOW, THEREFORE, BE IT RESOLVED that the Compensation Committee authorizes the officers of the Bank to notify Optionees (as defined in the Plan) in writing of the Merger at least 30 days prior to the effective date of the Merger.

          FURTHER RESOLVED that the Compensation Committee has selected option (i) under Section 10.2.b of the Plan in which Outstanding Options will be converted into Options that are fully-vested (except to the extent that an option holder elects to waive acceleration of vesting under Section 1 0.2.a of the Plan) to purchase common stock of Pacific and the number of shares for which such Options will be exercisable, exercise price, and other terms of such Options shall be determined in accordance with the terms of the Merger Agreement.

        DATED AND EFFECTIVE as of the 28th day of August, 2002.

/s/ ROGER L. PRINGLE Roger L. Pringle, Chair

/s/ CLARIS C. POPPERT Claris C. Poppert

/s/ RUSSELL F. TROMLEY Russell F. Tromley

AMENDMENT NUMBER 1 TO
BANK OF THE NORTHWEST
RESTATED 1996 STOCK INCENTIVE PLAN

        Pursuant to Section 11.1 of the Bank of the Northwest Restated 1996 Stock Incentive Plan (the "Plan"), the Board of Directors may amend the Plan from time to time. Accordingly, the definition of "fair market value" in Article 2, subsection (m)(ii) of the Plan is hereby amended to read as follows:

    "(ii) If the Common Stock is traded or quoted as to price through Nasdaq at the time a determination of its Fair Market Value is required to be made hereunder, the Fair Market Value of the Shares on any date shall be equal to the last trading price of the Common Stock on the business day preceding the date of such determination, or if no trades occur on that date, on the last preceding date on which a trade of the Common Stock occurred."

        Except as expressly modified by this Amendment Number 1, the Restated 1996 Stock Incentive Plan of the Bank of the Northwest shall remain in full force and effect and be unmodified.

        Adopted by the Board of Directors June 27, 2001

BANK OF THE NORTHWEST
RESTATED 1996 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE 1—PURPOSE	1
ARTICLE 2—DEFINITIONS	1
ARTICLE 3—EFFECTIVE DATE AND DURATION OF THE PLMN	4
ARTICLE 4—ADMINISTRATION	4
4.1 Administration of Plan	4
4.2 Authority of the Committee	4
4.3 Liability of Board and Committee Members	4
4.4 Costs of Plan	5
ARTICLE 5—ELIGIBILITY	5
ARTICLE 6—SHARES SUBJECT TO THE PLAN	5
6.1 Aggregate Number of Shares	5
6.2 Stock Offered	5
ARTICLE 7—OPTIONS	5
7.1 Initial Grants	5
7.2 Discretionary Grants	6
7.3 Option Period	6
7.4 Limitations on Exercise of Option	6
7.5 Special Limitation on ISOs	6
7.6 ISOs Granted to Certain Shareholders	6
7.7 Separate Stock Certificates	6
7.8 Option Agreement	7
7.9 Exercise Price and Payment	7
7.10 Termination of Employment or Service	7
7.11 Rights As a Shareholder	8
7.12 Options in Substitution for Stock Options Granted by Other Corporations	8
7.13 Restriction on Sale	8
ARTICLE 8—STOCK BONUSES	8
8.1 Stock Bonuses	8
8.2 Stock Bonus Agreement	8
ARTICLE 9—SALE OF STOCK	8
9.1 Sales of Stock	8
9.2 Stock Sale Agreement	8
9.3 Other Terms and Conditions	8
ARTICLE 10—CHANGES IN CAPITAL STRUCTURE	9
10.1 Adjustments by Committee	9
10.2 Acceleration of Options	9
10.3. Rights Issued by Another Corporation	10
10.4 No Adjustment for Issuances of Other Securities by Bank	10
ARTICLE 11—AMENDMENTS AND TERMINATION OF THE PLAN	10
11.1 Amendments and Termination by Board	10
11.2 Amendments Requiring Shareholder Approval	10

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ARTICLE 12—MISCELLANEOUS	10
12.1 No Right To An Award	10
12.2 No Employment Rights Conferred	11
12.3 Securities Law Restrictions	11
12.4 Fractional Shares	11
12.5 Withholding	11
12.6 No Restriction on Corporate Action	11
12.7 Restrictions on Transfer	11
12.8 Rule 16b-3; Bifurcation of Plan	11
12.9 Governing Law	12
12.10 Headings	12

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BANK OF THE NORTHWEST
RESTATED 1996 STOCK INCENTIVE PLAN

(Includes all amendments approved by the Board of Directors through March 15, 1999)

ARTICLE 1

PURPOSE

        The purpose of the Plan is to provide a means by which selected Employees and Directors may be given an opportunity to acquire shares of the Bank. By means of the Plan, the Bank seeks to retain the services of persons who are currently Employees and Directors, to secure and retain the services of new Employees and Directors, and to provide incentives for such persons to exert maximum efforts for the success of the Bank. Accordingly, the Plan provides for granting Incentive Stock Options, Nonqualifled Stock Options, Stock Bonuses and Sales of Stock, or any combination of the foregoing, as is best suited to the circumstances of the particular person as provided herein.

ARTICLE 2

DEFINITIONS

        The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

          a.    "1934 Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

          b.    "Acquiring Person" shall mean any person or related person(s) which constitute a "group" for purposes of Section 13(d) and Rule 13d-5 promulgated under the Exchange Act, as such Section and Rule are in effect on the date this Plan was initially adopted; provided, however, that the term Acquiring Person shall not include (i) the Bank or any Subsidiary, (ii) any employee benefit plan of the Bank or any Subsidiary, or (iii) any entity holding voting capital stock of the Bank for or pursuant to the terms of any such employee benefit plan.

          c.    "Award" means, individually or collectively, any Option, Stock Bonus or Sale of Stock

          d.    "Bank" means Bank of the Northwest, an Oregon state-chartered banking corporation, and any parent or subsidiary of Bank of the Northwest.

          e.    "Board" means the Board of Directors of Bank of the Northwest.

          f.      "Change in Control" shall mean:

              (i)  A change in control of the Bank of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated pursuant to the Exchange Act as in effect on the date this Plan was initially adopted; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Bank's voting securities; or

            (ii)  During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Bank's shareholders of each new Director was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of the period; or

            (iii)  There shall be consummated (i) any consolidation, merger or exchange involving the Bank in which the Bank is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Bank in which the holders of voting securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank, provided that any such consolidation, merger, sale, lease, exchange, or other transfer consummated at the insistence of a banking regulatory agency shall not constitute a change in control; or

            (iv)  Approval by the shareholders of the Bank of any plan or proposal for the liquidation or dissolution of the Bank.

          g.    "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any such section.

          h.    "Committee" means not less than two members of the Board who are selected by the Board as provided in Section 4.1 to administer the Plan.

          i.      "Common Stock" means the Common Stock, $5 par value, of the Bank.

          j.      "Director" means an individual who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

          k.    "Disability" means the condition of being permanently "disabled" within the meaning of Section 22(e)(3) of the Code; namely, being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          l.      "Employee" means any person in an employment relationship with the Bank, including a Director who is so employed.

          m.    "Fair Market Value" shall be determined, as of any specified date, as follows:

              (i)  At any time the Common Stock is not listed on a national securities exchange or traded or quoted as to price through The Nasdaq Stock Market ("Nasdaq") when a determination of the Fair Market Value of the Common Stock is required to be made hereunder, the Committee shall determine the Fair Market Value in such manner as it deems appropriate;

            (ii)  If the Common Stock is traded or quoted as to price through Nasdaq at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the average of the reported closing bid and asked prices of the Common Stock on the business day preceding the date of such determination, or if such prices are not reported on that date, on the last preceding date on which-such prices for the Common Stock are so reported; and

            (iii)  If the Common Stock becomes listed on a stock exchange, the Committee may, by resolution, revise the foregoing definition of Fair Market Value by reference to trading prices of the Common Stock as reported for such stock exchange.

          n.    "Holder" means an Employee or a Director who has been granted an Award, and any assignee or transferee of such person, as permitted under the Plan. For purposes of Section 7.10, if an Option has been transferred as permitted under the Plan, "Holder" shall refer to the Employee or a Director who was granted the Option and shall not refer to that person's assignee or transferor.

          o.    "Incentive Stock Option" or "ISO" means an "incentive stock option" within the meaning of Section 422 of the Code.

          p.    "Non employee Director" means a Director who is not an Employee.

          q.    "Non qualjfied Stock Option" or "NQO" means a stock option other than an ISO.

          r.    "Option" means an Award granted pursuant to Article 7 of the Plan.

          s.    "Optionee" means the recipient of an Option granted pursuant to Article 7 of the Plan.

          t.      "Option Agreement" means a written agreement between the Bank and an Optionee with respect to an Option.

          u.    "Oregon Director" means the Director of the Oregon Department of Consumer and Business Services.

          v.    "Organizational Offering" means the offering by the Bank of its Common Stock pursuant to the Offering Circular dated June 21, 1996, as supplemented or amended.

          w.    "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          x.    "Plan" means the Bank of the Northwest 1996 Stock Option Plan, as originally adopted and as it has been or may be hereafter amended or restated from time to time, including this Restated 1996 Stock Incentive Plan.

          y.    "Proposal Notice" has the definition specified in Section 10.2(b).

          z.    "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act, as such rule may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

          aa.  "Sale of Stock" means any sale of stock as provided in Article 9.

          ab.  "Stock Bonus" means an Award described in Article 8.

          ac.  "Stock Bonus Agreement" means a written agreement between the Bank and a Holder with respect to a Stock Bonus.

          ad.  "Stock Sale Agreement" means a written agreement between the Bank and the Holder with respect to a Sale of Stock.

          ae.  "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code; namely, any corporation in which the Bank directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power. For purposes of this Plan, the term "Subsidiary" shall also include a limited liability company or other entity in which the Bank directly or indirectly controls 50 percent or more of the total combined voting power or interest in pro fits and losses, provided, that, for determining eligibility to receive Incentive Stock Options, the term "Subsidiary" shall be limited to the term "subsidiary corporation" as defined in Section 424(f) of the Code.

          af.    "Transaction" and "Transaction Notice" have the definitions specified in Section 10.2(b).

ARTICLE 3

EFFECTIVE DATE AND DURATION
OF THE PLAN

        The Plan originally became effective as of August 29, 1996, the date of its adoption by the Board. This restatement of the Plan shall be effective as of March 15, 1999, the date of its adoption by the Board, provided the restatement of the Plan is approved by: (i) the holders of two-thirds of the Bank's outstanding shares within 12 months after such date. Until this restatement of the Plan has been approved by the Bank's shareholders, any Awards made under the Plan shall be conditioned upon such approval. No Awards may be granted under the Plan after March 14, 2009. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

ARTICLE 4

ADMINISTRATION

        4.1    Administration of Plan.    The Plan shall be administered by a Committee which (i) shall be appointed by the Board and (ii) at any time when the Common Stock is registered under the 1934 Act, unless specifically determined otherwise by the Board, shall be constituted so as to permit the Plan to comply with Rule 16b-3. Except as may be expressly permitted by the Board and except as permitted by Section 7.1(b), no member of the Committee shall be eligible to receive an Option under the Plan. An Employee who applies for or is granted an Option shall not serve on the Committee at the time of such application or grant. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. If a Committee is not appointed by the Board, the Plan shall be administered by the Board and all references in the Plan to a Committee shall mean and refer to the Board.

        4.2    Authority of the Committee.    Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine: (i) which Employees and Directors shall receive Awards; (ii) the time or times when Awards shall be granted; (iii) the type or types of Awards to be granted; and (iv) the number of shares of Common Stock that may be issued under each Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the success of the Bank, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also have such additional powers as are delegated to it by the Plan or the Board; provided, however, that only the Board may amend or terminate this Plan as provided in Article 11. Subject to the express provisions of the Plan, the Committee is authorized to: (i) construe the Plan and the respective agreements executed hereunder; (ii) prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan; (iii) determine the terms, restrictions and provisions of each Award granted hereunder, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as ISOs; (iv) advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to an Award; and (v) make all other determinations in the judgment of the Committee necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article 4 shall be final and conclusive.

        4.3    Liability of Board and Committee Members.    No member of the Board or Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

        4.4    Costs of Plan.    The costs and expenses of administering the Plan shall be borne by the Bank.

ARTICLE 5

ELIGIBILITY

        Employees and Directors are eligible to receive Awards; provided, however, that only Employees are eligible to receive ISOs. Members of the Committee shall be eligible to receive Awards under the Plan only to the extent provided in Sections 4.1 and 7.1(b). Any Award may be granted on more than one occasion to the same person, and include an ISO, an NQO, a Stock Bonus, a Sale of Stock, or any combination thereof.

ARTICLE 6

SHARES SUBJECT TO THE PLAN

        6.1    Aggregate Number of Shares.    Subject to Article 10, the aggregate number of shares of Common Stock that maybe issued under the Plan shall not exceed 448,997 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Option is cancelled, expires, or is exchanged for other Options, the unissued shares of Common Stock subject to such Option shall again be available for the grant of Awards under the Plan.

        6.2    Stock Offered.    The stock to be offered pursuant to any Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Bank.

ARTICLE 7

OPTIONS

        7.1    Initial Grants.

          a.    Upon the initial adoption of the Plan by the Board, and subject to the approval of the Plan by the shareholders of the Bank and by the Oregon Director, which approvals have been obtained, ISOs were automatically granted to the following Employees, on the terms specified in this Section 7.1(a) and in Section 7.1(c):

Name	No. of Shares
Stephen E. Polzin	53,447
Daniel J. Durkin	41,216
Kathryn L.M. Spere	30,503
Joanne Nichols	3,334

  The exercise price for each Option granted under this Section 7.1(a) is $10 per share, which is equal to: (i) the price at which shares of Common Stock were sold in the Organizational Offering; and (ii) the Fair Market Value of the Common Stock on the date the Option was granted, as determined by the Committee pursuant to the Plan.

          b.    Upon the initial adoption of the Plan by the Board, a NQO to purchase 6,000 shares of Common Stock was automatically granted to each Nonemployee Director who was then serving on the Board, on the terms specified in this Section 7.1(b) and in Section 7.1(c). The exercise price for each Option granted under this Section 7.1(b) is $10 per share, the price at which shares of Common Stock were sold in the Organizational Offering. These options were approved by the Oregon Director in 1996 and by the shareholders of the Bank in 1997.

          c.    Subject to earlier expiration pursuant to the Plan, the term of each Option granted pursuant to Section 7.1(a) or 7.1(b) shall be ten years from the date of grant. Each Option granted under Section 7.1(a) or 7.1(b) shall become exercisable as follows: (i) 25 percent of each such Option shall become exercisable on the date the Bank opens for business; (ii) 25 percent of each such Option shall become exercisable on the last day of the Bank's first full month of operating profitability or on the second anniversary of the date of grant, whichever is earlier; (iii) 25 percent of each such Option shall become exercisable on the last day of the month when the Bank's cumulative operating profits from the date the Bank reached its first monthly operating profit exceed the amount of the Bank's pre-opening expenses or on the third anniversary of the date of grant, whichever is earlier; and (iv) the remaining 25 percent of each such Option shall become exercisable on the last day of the month when the Bank's cumulative operating profits exceed its cumulative operating losses, including the amount of pre-opening expenses, or on the fourth anniversary of the date of grant, whichever is earlier. The preceding vesting schedule notwithstanding, no more than 25 percent of each Option granted under Section 7.1(a) or 7.1(b) shall become exercisable in any one calendar year, and any portion of an Option that is precluded by this limitation from becoming exercisable will not expire but will become exercisable on the first day of the following calendar year.

        7.2    Discretionary Grants.    The Committee may from time to time grant additional Options pursuant to the Plan to Employees and Directors, including Nonemployee Directors, as the Committee shall deem appropriate.

        7.3    Option Period.    The term of each Option granted pursuant to Section 7.2 shall be as specified by the Committee at the date of grant, except that no ISO shall be exercisable after the expiration of 10 years from the date of grant.

        7.4    Limitations on Exercise of Option.    An Option shall be exercisable in whole in such installments and at such times as determined by the Committee.

        7.5    Special Limitation on ISOs.    To the extent that the aggregate Fair Market Value (determined at the time the respective ISO is granted) of Common Stock with respect to which ISOs are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Bank exceeds $100,000, such ISOs shall be treated as NQOs. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Options will not constitute ISOs because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination.

        7.6    ISOs Granted to Certain Shareholders.    No ISO shall be granted to a person if, at the time the ISO is granted, the person possesses more than 10 percent of the total combined voting power of all classes of stock of the Bank, unless (i) at the time such ISO is granted the exercise price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such ISO by its terms is not exercisable after the expiration of five years from the date of grant.

        7.7    Separate Stock Certificates.    Separate stock certificates shall be issued by the Bank for those shares acquired pursuant to the exercise of an ISO and for those shares acquired pursuant to the exercise of a NQO.

        7.8    Option Agreement.    Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an ISO under Section 422 of the Code. An Option Agreement may provide for the payment of the exercise price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value (as of the exercise date of the Option) equal to such exercise price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures whereby the Holder, by a properly executed written notice, would direct: (i) an immediate market sale or margin loan of all or a part of the shares of Common Stock to which the Holder is entitled upon exercise of the Option; (ii) the Bank's delivery of the shares of Common Stock directly to a brokerage firm; and (iii) the brokerage firm's delivery to the Bank of the exercise price and any withholding taxes attributable to the issuance from the proceeds of the sale of the Common Stock or the margin loan. Such Option Agreement may also include, without limitation, provisions relating to: (i) vesting of Options; (ii) tax matters (including provisions covering any applicable employee wage withholding requirements); and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

        7.9    Exercise Price and Payment.    Subject to Section 7.6, the price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price: (i) shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted if the Option is an ISO; and (ii) shall be subject to adjustment as provided in Article 10. An Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Bank. The exercise price of an Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

        7.10    Termination of Employment or Service.

          a.    In the event the employment or service of a Holder of an Option by the Bank terminates for any reason other than because of retirement, Disability or death, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of three months-after the date of such termination, whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option at the date of such termination.

          b.    In the event the employment or service of a Holder of an Option by the Bank terminates because of retirement or Disability, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option at the date of such termination.

          c.    In the event of the death of a Holder of an Option while employed by or providing service to the Bank, such Option may be exercised at any time prior to the expiration date of the Option or the expiration of 12 months after the date of such death, whichever is the shorter period, but only if and to the extent the Holder was entitled to exercise the Option on the date of death. An ISO may be exercised only by the person or persons to whom such Holder's rights under the ISO shall pass by the Holder's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

          d.    The Committee, at the time of grant or at any time thereafter, may extend the 3-month and 12-month post-termination expiration periods any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable, subject to such terms and conditions as the Committee may determine.

          e.    To the extent that the Option of any deceased Holder or of any Holder whose employment or service terminates is not exercised within the applicable period specified above, all further rights to purchase Common Stock pursuant to such Option shall cease and terminate.

        7.11    Rights As a Shareholder.    The Holder of an Option shall have no rights as a shareholder with respect to the Common Stock subject to such Option until the date of issue to the Holder of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

        7.12    Options in Substitution for Stock Options Granted by Other Corporations.    Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become Employees as a result of a merger or consolidation of the employing corporation with the Bank, or the acquisition by the Bank of the assets of the employing corporation, or the acquisition by the Bank of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

        7.13    Restriction on Sale.    Unless otherwise determined by the Committee, if an officer subject to Section 16 of the 1934 Act or a Director exercises an Option within six months of the grant of the Option, the shares acquired upon exercise of the Option may not be sold until six months after the date of grant.

ARTICLE 8

STOCK BONUSES

        8.1    Stock Bonuses.    The Committee may award shares of Common Stock under the Plan as Stock Bonuses. The Committee shall not require the recipient to pay any monetary consideration other than the amount necessary to satisfy any applicable federal, state or local tax withholding requirements.

        8.2    Stock Bonus Agreement.    Shares awarded as a Stock Bonus shall be subject to such terms, conditions and restrictions as shall be determined by the Committee. At the time any Stock Bonus is granted under this Article 8, the Company and the Holder shall enter into a Stock Bonus Agreement setting forth any terms, conditions and restrictions applicable to the Stock Bonus. The terms and provisions of the respective Stock Bonus Agreements need not be identical.

ARTICLE 9

SALE OF STOCK

        9.1    Sales of Stock.    The Committee may sell shares of Common Stock under the Plan for such consideration as determined by the Committee.

        9.2    Stock Sale Agreement.    Shares sold under this Article 9 shall be subject to the terms, conditions and restrictions determined by the Committee. At the time any Award is granted under this Article 9, the Company and the Holder shall enter into a Stock Sale Agreement setting forth the terms, conditions and restrictions applicable to the Sale of Stock. The terms and provisions of the respective Stock Sale Agreements need not be identical.

        9.3    Other Terms and Conditions.    The Company may require any purchaser of stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements.

ARTICLE 10

CHANGES IN CAPITAL STRUCTURE

        10.1    Adjustments by Committee.    If the outstanding Common Stock is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Bank or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, the Committee shall make appropriate adjustments (a) in the number and kind of shares available for Awards under the Plan; and (b) in the number, kind of shares and price as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, so that the Holder's proportionate interest before and after the occurrence of the event is maintained. The Committee may also require that any securities issued in respect of or exchanged for shares issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustment made by the Committee shall be conclusive.

        10.2    Acceleration of Options.

          a.    In the event of a Change in Control, each outstanding Option shall become immediately exercisable to the full extent theretofore not exercisable. Acceleration of Options shall comply with applicable regulatory requirements. Notwithstanding the foregoing, any Optionee shall be entitled to decline the acceleration of all or any of his or her Options, if he or she determines that such acceleration may result in adverse tax consequences to him or her.

          b.    In the event that the Board approves a proposal for: (i) merger, exchange or consolidation in which the Bank is not the resulting or surviving corporation (or in which the Bank is the resulting or surviving corporation but becomes a subsidiary of another corporation); (ii) transfer of all or substantially all the assets of the Bank; (iii) sale of 30 percent or more of the combined voting power of the Bank's voting securities; or (iv) the dissolution or liquidation of the Bank (each, a "Transaction"), the Committee shall notify in writing Optionees of the proposed Transaction (the "Proposal Notice") at least 30 days prior to the effective date of the proposed Transaction. The Committee shall, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Options under the Plan:

              (i)  Outstanding Options shall be converted into Options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted Options shall be determined by the Committee and based on the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Bank. If there is no exchange rate in the Transaction, the Committee shall, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as it deems relevant. Such converted Options shall be fully vested.

            (ii)  The Committee shall provide a 30-day period prior to the consummation of the Transaction during which outstanding Options may be exercised without any limitation on exercisability, and upon consummation of such Transaction, all unexercised Options shall immediately terminate. If the Committee elects to provide such 30-day period for the exercise of Options, the Proposal Notice shall so state. Optionees, by written notice to the Bank, may exercise their Options and, in so exercising the Options, may condition such exercise upon, and provide that such exercise shall become effective immediately prior to, the consummation of the Transaction, in which event Optionees need not make payment for the Common Stock to be purchased upon exercise of Options until five days after written notice by the Bank to the Optionees that the Transaction has been consummated (the "Transaction Notice"). If the Transaction is consummated, each Option, to the extent not previously exercised prior to the consummation of the Transaction, shall terminate and cease being exercisable as of the effective date of such consummation. If the Transaction is abandoned, (A) all outstanding Options not exercised shall continue to be exercisable, to the extent such Options were exercisable prior to the date of the Proposal Notice, and (B) to the extent that any Options not exercised prior to such abandonment shall have become exercisable solely by operation of Section 10.1 or this Section 10.2, such exercisability shall be deemed annulled, and the exercisability provisions otherwise in effect shall be reinstituted, as of the date of such abandonment.

        10.3.    Rights Issued by Another Corporation.    The Committee may also grant Options, award Stock Bonuses and sell shares of Common Stock under the Plan having terms, conditions and provisions that vary from those specified in the Plan if, but only if, such awards are granted in substitution for, or in connection with the assumption of, existing Options, Stock Bonuses and stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Bank pursuant to or by reason of a Transaction.

        10.4    No Adjustment for Issuances of Other Securities by Bank.    Except as hereinbefore expressly provided, the issuance by the Bank of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Bank convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

ARTICLE 11

AMENDMENTS AND TERMINATION OF THE PLAN

        11.1    Amendments and Termination by Board.    The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted. Subject to Section 11.2, the Board shall have the right to alter or amend the Plan or any part thereof from time to time. Except as provided in Article 10, however, no change in any Award theretofore granted may-be made which would impair the rights of a Holder without the consent of the Holder.

        11.2    Amendments Requiring Shareholder Approval.    Notwithstanding the provisions of Section 11.1, the Board may not, without approval of the Bank's shareholders, amend the Plan to:

          a.    increase the maximum number of shares that may be issued under the Plan (except as provided in Article 10);

          b.    change the class of individuals eligible to receive Awards; or

          c.    extend the maximum period during which Awards may be granted under the Plan.

ARTICLE 12

MISCELLANEOUS

        12.1    No Right to an Award.    Neither the adoption of the Plan by the Bank nor any action of the Board or the Committee shall be deemed to give an Employee or Director any right to be granted an Award hereunder except as may be evidenced by an Award or by an Option Agreement, Stock Bonus Agreement or Stock Sale Agreement, duly executed on behalf of the Bank, and then only to the extent and on the terms and conditions expressly set forth therein.

        12.2    No Employment Rights Conferred.    Nothing in the Plan shall:. (i) confer upon any Employee or Director any right with respect to continuation of employment or service with the Bank; or (ii) interfere in any way with the right of the Bank to terminate the Employee's employment (or service as a Director, in accordance with the Board's Articles of Incorporation and applicable corporate law) at any time for any reason, with or without cause.

        12.3    Securities Law Restrictions.    No Common Stock shall be issued under the Plan unless counsel for the Bank is satisfied that such issuance shall be in compliance with applicable federal and state securities and banking laws. Certificates for shares delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of any applicable federal and state securities or banking laws. The Committee may cause a legend or legends to be placed on any such certificates making appropriate reference to such restrictions.

        12.4    Fractional Shares.    No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. Any such fractional share shall be forfeited.

        12.5    Withholding.    The Bank shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. With the consent of the Committee, the recipient of an Award may deliver shares of Common Stock to the Company to satisfy any withholding obligation.

        12.6    No Restriction on Corporate Action.    Nothing contained in the Plan shall be construed to prevent the Bank from taking any corporate action that is deemed by the Bank to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award granted under the Plan. No Employee, Director, Holder, beneficiary or other person shall have any claim against the Bank as a result of any such action.

        12.7    Restrictions on Transfer.

          a.    An Award shall not be transferable (either voluntarily or by operation of law) otherwise than by will or the laws of descent and distribution; provided, however, that, with the consent of the Committee, which consent may be withheld in its sole discretion or conditioned on such requirements as the Committee shall deem appropriate, all or any portion of a NQO may be assigned or transferred to the Optionee's immediate family members (i.e., children, grandchildren, spouse, parents and siblings), to trusts for the benefit of the Optionee' s immediate family members, to partnerships and other entities in which immediate family members are the only equity owners, and pursuant to qualified domestic relations orders as defined by the Code or the Employee Retirement Income Act. Before permitting any transfer, the Committee may require the transferee to agree in writing to be bound by all the terms and conditions applicable to the NQO prior to its transfer.

          b.    ISOs may be exercisable during the lifetime of the Optionee only by such Optionee, or by the Optionee's guardian or legal representative.

        12.8    Rule 16b-3: Bifurcation of Plan.    It is intended that the Plan and, except as otherwise determined by the Committee, any grant of an Option made to a person subject to Section 16 of the 1934 Act shall meet all of the requirements of Rule 16b-3 at any time when the Common Stock is registered under the 1934 Act. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 1 6b-3 during any such period, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3, except as the Committee shall otherwise determine with respect to any particular Option. Notwithstanding anything in the Plan to the contrary, the Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the application of any provision of the Plan to participants who are subject to Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.

        12.9    Governing Law.    To the extent that federal laws (such as the Code and the federal securities or banking laws) do not otherwise control, the Plan shall be construed in accordance with Oregon law.

        12.10    Headings.    Headings contained in the Plan are for reference purposes and shall not affect the meaning or interpretation of the Plan.

        Plan initially adopted by the Board of Directors: August 29, 1996

        Plan initially approved by the shareholders in connection with Organizational Offering

        Restated Plan adopted by the Board of Directors: March 15, 1999

        Restated Plan approved by the shareholders: April 27, 1999

QuickLinks

  Exhibit 99.1
CONSENT TO ACTION IN LIEU OF A MEETING OF BANK OF THE NORTHWEST COMPENSATION AND NOMINATING COMMITTEE
AMENDMENT NUMBER 1 TO BANK OF THE NORTHWEST RESTATED 1996 STOCK INCENTIVE PLAN
BANK OF THE NORTHWEST RESTATED 1996 STOCK INCENTIVE PLAN
TABLE OF CONTENTS
BANK OF THE NORTHWEST RESTATED 1996 STOCK INCENTIVE PLAN (Includes all amendments approved by the Board of Directors through March 15, 1999)
ARTICLE 1 PURPOSE
ARTICLE 2 DEFINITIONS
ARTICLE 3 EFFECTIVE DATE AND DURATION OF THE PLAN
ARTICLE 4 ADMINISTRATION
ARTICLE 5 ELIGIBILITY
ARTICLE 6 SHARES SUBJECT TO THE PLAN
ARTICLE 7 OPTIONS
ARTICLE 8 STOCK BONUSES
ARTICLE 9 SALE OF STOCK
ARTICLE 10 CHANGES IN CAPITAL STRUCTURE
ARTICLE 11 AMENDMENTS AND TERMINATION OF THE PLAN
ARTICLE 12 MISCELLANEOUS